Exhibit 10.35

AMAIZING ENERGY	2404 w Hwy 30 Denison, IA 51442 Ph: (712) 263-CORN (800) 590-2827 Fax: (712) 263-4134 www.amzenergy.com
June 26, 2007
Board of Trustees, Atlantic Municipal Utilities
Frank W. Greiner, Chairman
15 West Third Street
Atlantic, Iowa 50022
To the Board of Trustees:
Amaizing Energy Holding Company, LLC (AEHC), through its subsidiary, Amaizing Energy Atlantic, LLC (AEA), has been working with your utility on planning and construction of electric facilities to serve our proposed ethanol production facility in your electric service area. Our companies are aware that Atlantic Municipal Utilities (AMU) has made, and will continue to make, expenditures for which the project is ultimately responsible, and that AMU cannot accept any significant financial risk.
As you may know, we have only recently made filings with the Securities and Exchange Commission, related to our intent to solicit investors for the AEHC, LLC, to include the Atlantic project and Denison expansion.
AEHC, as the parent holding company of AEA, is willing to provide certain assurances and financial guarantees to AMU, as follows:
Amaizing Energy Holding Company, LLC assures and guarantees that, in the event that (for any reason) the planned ethanol production facility in Atlantic is cancelled or otherwise is not completed, that it will reimburse Atlantic Municipal Utilities for any and all unrecoverable expenses incurred for materials, supplies, equipment, engineering services, labor and overheads, contract work, or any other out-of-pocket expense related to provision of electric service to the plant. It is understood that said expenses also includes the cost of removal of facilities constructed prior to the date of this letter. Any materials, supplies or equipment that had been purchased for the project but not usable by AMU in the normal course of its operations would be sold, and if a loss results from said sale, AEHC agrees to reimburse AMU in full for any such losses. Materials and supplies used in construction of facilities that AMU not to remove would be reimbursed at 25% of their original cost.
AEHC understands and agrees that, during the next several months, major equipment will be ordered that, if such orders are cancelled, will result in cancellation charges. AEHC agrees to be financially responsible for any and all such charges, and shall promptly issue payment for any such charge upon invoice by AMU.

AEHC understands and agrees that, if the Atlantic project should be delayed by more than six months from its currently planned November 1, 2008 completion date, that it will reimburse AMU for any and all expenditures incurred on behalf of the project prior to the decision to delay.
And AEHC will notify AMU in writing when its fundraising efforts are completed.
This letter of assurance and guarantee was approved by the Board of Directors of Amaizing Energy Holding Company, LLC on the 26 day of June, 2007.

/s/ Sam J. Cogdill 6/26/07

Signature	Signature
[Printed name:] Sam Cogdill	[Printed name:]

CEO	Secretary
Amaizing Energy Holding Company, LLC
2404 W. Hwy 30
Denison, Iowa 51442

AMU
Atlantic Municipal Utilities
June 19, 2007
Chairman & Board of Directors
Amaizing Energy Holding Company, LLC
2404 W Hwy 30
Denison, IA 51442
Gentlemen:
This letter is to provide information related to an e-mail I sent to Bill Chapman on May 23rd, and some followup conversation with representatives from the local committee. The purpose of both was to alert you to the fact that, while we understand that the Atlantic project is limited in what can be done prior to raising funds, some deadlines exist for important decisions. Some of those decisions will need to be made sooner than outside funding efforts are completed.
The information that follows may tend to be a bit confusing, but space does not allow for full explanation or background information.
1.) Electrical Substation Issues
     A. Remanufactured transformer
     For reliability purposes, the plan is to install two 10 MVA substation transformers, in an effort to save money, we located a used transformer which can be remanufactured for $325,000 (plus any applicable adders related to metals markets). In order to make sure that the unit didn’t get sold prior to fundraising, you paid a $35,000 deposit, $10,000 of which will be forfeited should you opt not to place a formal order. 100% of the deposit will apply toward purchase if you proceed. In order to accomplish delivery by the time the unit is needed (your planned completion date of 11/01/03), the order needs to he confirmed by September 1st. (Advise decision by early August)
     B. New transformer
     AMU took bids on a new substation transformer, but did not formally place an order due to the shortage of available cash prior to completion of fundraising. We made arrangements with the low bidder to conditionally accept their bid, with the caveat that a formal order must he placed by no later than August 1e, The base bid for this unit was about $571,000. Once this order is formalized, any cancellation would result in a cancellation charge, the magnitude of which would increase, the closer it was to the delivery date. The initial level of the cancellation fee is 26% (about $143,000). The maximum could theoretically he as much as 100% of the bid cost, but more likely would be about 60-70% of that (about $400,000). (Advise decision by mid-July)
     C. Substation engineering design
     In order to stay on schedule and have power available by your planned completion date, engineering and design work needs to be started by no later than September 1st. In reality, it would be much wiser to start by August 151. The cost related to our engineering consultants’ work is about $90,000. (Advise decision as soon as possible., but absolutely no later than mid-August)
     D. Switchgear
     (These are devices similar to circuit breakers in your home’s electrical panel, but much larger) Due to lead times required,
Atlantic Municipal Utilities — 15 Vest 3 d Street — Atlantic, IA 50022 — Tel. (712) 243-1395 — Fax (712) 243-2028

switchgear should be ordered by mid-November. In order to do so, specifications should be completed and bids let by October 1. This is another reason to get the engineers started on their work.
2.) Transmission facilities
     Work continues on the transmission line that will feed the new substation on your site. We are still waiting for a deed for the property where the substation will he located.
     AMU has spent about $115,000 thus far on design fees, easements, and materials and supplies. This does not include labor or equipment costs.
3.) Distribution system
     A. Cable purchase
     AMU has verbally agreed to install the medium voltage (13 KV) underground distribution system for you, on a time and materials basis, plus the cost for any third party contractors. In an effort to save you some money, AMU purchased a significant portion of the high voltage cable at a reduced price, saving you at least $25,000. Our investment in that cable is approximately $100,000.
B. Transformers
     AMU took bids for the transformers you will need, and awarded the hid to the low bidder, for just over $412,000. After placing the order, and successfully getting delivery dates that matched your needs, we were asked to cancel or postpone the order. Cancellation of the order would have resulted in a cancellation charge of 25%, well over $100,000. The vendor did agree to postpone the deliveries until 2003, but the tradeoff is that there may be some added cost, should their production costs increase, If the order should have to be cancelled, the 25% cancellation charge will he applied.
I think you can see that not only do some decisions need to be made, and soon, but that there is significant financial risk involved. Normally, when the investment is significant, we require customers to pay any required contributions-in-aid-of-construction in advance, based on estimated costs. We recognize how difficult it must be for you to manage a project of this magnitude, and are trying to cooperate to the best of our ability. However, AMU is a publicly-owned entity, and all funds we handle are public funds, so we have a fiduciary responsibility to minimize risk. We have already made significant expenditures on behalf of the project, but at this point we cannot accept a lot of additional risk as the project advances.
As we go forward, making financial commitments which carry risk, AMU will need to have Arnaizing Energy (AE) do several things. First of all, as each of the decisions related to placing or confirming/formalizing orders occurs, we would like AE to advance cash, equal to at least one-half of the identified risk. Before ordering the new substation transformer, we would like AE to advance $72,000 to AMU (prior to the deadline dates). Before initiating the engineering work, we would want an advance of $45,000. Formally ordering the remanufactured transformer, or the switchgear, or executing any construction contracts will all have consequences if cancelled. Absent your decision and the accompanying cash advances, we would necessarily delay moving forward with any particular major order or activity. Missing the timelines would likely result in permanent electric service not being completed by your internal deadlines, given the long lead times involved in our industry.
Secondly, we’ve been working with a group that consists of both local parties, and people who serve on the Board of Directors of one of the Denison corporations. We understand, and are concerned, that the Amaizing Energy Atlantic corporation has few assets, and a myriad of demands on those assets. We have, and will continue to have, significant risk related to your project, and we need assurances from the holding company that it will guarantee payment to AMU for any expense incurred as a result of preparing to serve the new facilities should for any reason the project not go forward. That guarantee would provide for payment for cancellation charges, as well as any losses we might incur for labor, materials, supplies and other costs.
Thirdly, we will he issuing statements for materials, supplies, labor and contract labor for the temporary electric service just now being installed, as well as for any additional expenses we incur from this time forward. We need assurances that ongoing costs will be reimbursed within 15 or 20 days of invoice.
Atlantic Municipal Utilities — 15 Vest 3 d Street — Atlantic, IA 50022 — Tel. (712) 243-1395 — Fax (712) 243-2028

Finally, we want an understanding that we can bill and be paid for any unpaid costs, as soon as your fundraising is completed. If some portion of our $215,000 plus investment could be repaid sooner, we would greatly appreciate it.
We understand that your SEC filing makes it difficult for you to obtain an Irrevocable Letter of Credit, which would have been a logical method for you to provide us guarantees. Given that, we will consider a letter (subject to our review and acceptance), on your letterhead, approved by your board and executed by your corporate officers, in which you state that the Denison corporation will provide the guarantees we need. if that is not acceptable, we would want to reconsider use of an Irrevocable Letter of Credit, or some other financial or contractual instrument you might propose.
I am enclosing a draft of what we believe would be an appropriate response to us, regarding the financial arrangements, assuming you do to provide a guarantee by letter. Edit the text as you see fit, but please make sure that the elements within the letter are all included in whatever you send to us. Also, please enclose a recent balance sheet for the corporation sending the letter. If that document needs to be kept confidential, clearly mark it as “Confidential”.
Thank you for your time and attention to this matter. While we have business concerns regarding minimizing our risk, we want you to know that we are looking forward to your project moving forward successfully, and having Atlantic be equally as successful as your Denison operations. If you have any questions, please feel free to contact me at any time.
Respectfully,
Allen Bonderman
General Manager
Atlantic Municipal Utilities
encl.
Atlantic Municipal Utilities — 15 Vest 3 d Street — Atlantic, IA 50022 — Tel. (712) 243-1395 — Fax (712) 243-2028

SUMMARY OF AMU & AE ELECTRICAL COSTS

						Cash
	Decision		Spent to date			Advance/D
Substation	date	Place order	AE	AMU	Total cost	own
1A Remanufactured transformer	8/6/2007	8/27/2007	$35,000		$325,000	$81,250
1B New Transformer	7/16/2007	7/30/2007			$571,000	$72,000
1C Substation engineering	7/30/2007	8/1/2007			$90,000	$45,000
1D Switchgear	10/1/2007	11/12/2007			$160,000	$40,000

Transmission Line
2 Design, easements, materials, supplies				$115,000	$165,000
Distribution system
3A Cable				$100,000
3B Transformers					$412,000
Temporary Power
4 Cable, plowing, supplies, labor to install				$20,000	$20,000

Totals			$35,000	$235,000	$1,743,000	$235,250

Footnotes

1A	Holding payment made, balance of down payment due ($81,250) upon placing order September ’07, balance due ($208,750) upon receipt of invoice approximately June ’08, metals markets may effect total cost

1B	Cash advance covers 1/2 of initial cancellation charge, balance due ($499,000) upon receipt of invoice approximately September ’08, metals markets may effect cost

1C	Cash advance covers 1/2 of design engineering cost, estimate approximately $18,000 November ’07, approximately $13,500 December ’07, balance (*$13,500) spread through first half ’08

1D	Best estimate today is total cost of $160,000 to connect to one of the two transformers (AMU provides cost of remaining switchgear with transformer purchase), down payment ($40,000) due upon October ’07 decision date

2	AMU has incurred these expenses on AE behalf, cost of $115,000 due after completion of equity drive or sooner if cash flow allows

3A	AMU has incurred these expenses on AE behalf, cost of $100,000due after completion of equity drive or sooner if cash flow allows

3B	Order has been placed, deliveries postponed until spring 2008, invoices begin upon delivery

4	Cable has been purchased and installed, working on setting transformers, estimate invoice due July ’07